UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Schwartz, Michael G.
   2140 Lake Park Blvd.
   Richardson, TX  75080
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   President North American
   Distributed Products
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security      2)Trans-  2A.        3.Trans-   4.Securities Acquired(A)  5)Amount of    6.Owner-   7)Nature of
                         action    Deemed     action     or Disposed of (D)        Securities     ship       Indirect
                         Date      Execution  Code                                 Beneficially   Form:      Beneficial
                                   Date, if   ----------------------------------   Owned          Direct     Ownership
                         (Month/   any                           A                 Following      (D) or
                         Day/Year) (Month/                       or                Reported       Indirect
                                   Day/Year)  Code  V    Amount  D    Price        Transaction(s) (I)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value  12/12/02             A(1)       28,000  A                 189,852        D
$0.01 per share


                                                     1



Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative    2)Conversion 3)Trans- 3A.         4)Trans-   5)Number of Derivative      6)Date Exercisable and
Security                 or Exercise  action   Deemed      action     Securities Acquired (A)     Expiration Date
                         Price of     Date     Execution   Code       or Disposed of (D)
                         Derivative   (Month/  Date, if    ----------------------------------------------------------------------
                         Security     Day/     any
                                      Year)    (Month/
                                               Day/Year)   Code  V    A            D              Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      $13.5750     12/12/02             A          46,310                      (2)               12/12/09
Option (right to buy)


Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative    3)Trans-  3A         7)Title and Amount            8)Price   9)Number of     10)Ownership     11)Nature of
Security                 action    Deemed     of Underlying                 of Deri-  Derivative      Form of          Indirect
                         Date      Execution  Securities                    vative    Securities      Derivative       Beneficial
                                   Date, if   ---------------------------   Secur-    Beneficially    Security: or     Ownership
                                   any                           Amount or   ity      Owned           Direct (D) or
                                   (Month/                       Number of            Following       Indirect (I)
                                   Day/Year)  Title              Shares               Reported
                                                                                      Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      12/12/02             Common Stock, par  46,310               46,310          D
Option (right to buy)                         value $0.01 per
                                              share

Explanation of Responses:

(1) Restricted Stock Award.
(2) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
 -  Attorney-in-fact pursuant to the power of attorney dated 7/8/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Michael G. Schwartz
DATE 12/16/02